UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 14, 2017 (February 14, 2017)

MAIDEN HOLDINGS, LTD.
 (Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-34042 (Commission File Number)	98-0570192 (IRS Employer Identification No.)

131 Front Street, Hamilton HM12, Bermuda

(Address of principal executive offices and zip code)

(441) 298-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On February 14, 2017, Maiden Holdings, Ltd. issued a press release disclosing that its fourth quarter 2016 results will include a reserve charge of approximately $120 million relative to the Company’s projected December 31, 2016 reserve balance of approximately $2.9 billion. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Current Report on Form 8-K, including the information set forth in Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

A copy of the press release is hereby filed with the Commission and incorporated by reference herein as Exhibit 99.1.

Exhibit no.	Description
99.1	Press Release ("Maiden Holdings Announces Fourth Quarter 2016 Loss Reserve Strengthening Primarily Focused on Commercial Auto Business") dated February 14, 2017
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 14, 2017	MAIDEN HOLDINGS, LTD.

		By:	/s/ Lawrence F. Metz
Lawrence F. Metz
Executive Vice President, General Counsel and Secretary

Exhibit 99.1

Maiden Holdings Announces Fourth Quarter 2016 Loss Reserve Strengthening Primarily Focused on Commercial Auto Business

HAMILTON, Bermuda, February 14, 2017 -- Maiden Holdings, Ltd. ("Maiden" or “the Company”) (NASDAQ:MHLD) today announced that its fourth quarter 2016 results will include a reserve charge of approximately $120 million relative to the Company’s projected December 31, 2016 reserve balance of approximately $2.9 billion. The $120 million charge, which is primarily from its commercial auto business, includes both a provision to substantially strengthen reserves as well as adverse development realized during the fourth quarter.

Despite the impact of this reserve strengthening, Maiden still expects to report a modest level of operating and net income for the full year. Absent the impact of commercial auto adverse development and reserve strengthening in 2016, Maiden would have generated profitable underwriting results for the year. Maiden does not anticipate any change to its quarterly dividend policy.

Commenting on the reserve charge, Art Raschbaum, Chief Executive Officer of Maiden stated, “For some time, Maiden has experienced adverse development across its historical commercial auto portfolio, primarily emanating from the 2011-2014 underwriting years. Throughout the industry, commercial auto loss cost severity trends have been rising and we believe it is prudent to address this adverse trend by strengthening the Company’s loss reserve position. We believe we have taken appropriate steps to respond to adverse development and believe this reserve strengthening will help to stabilize forward performance and profitability.”

Maiden management will provide additional details in its fourth quarter earnings press release to be issued after the close of the U.S. financial markets on Monday, February 27, 2017 and during its previously announced earnings conference call on Tuesday, February 28, 2017 at 8:30 a.m. ET.

To participate in Maiden’s earnings conference call on February 28th, please access one of the following at least five minutes prior to the start time:
U.S. Callers: 1.877.734.5373
Outside U.S. Callers: 1.973.200.3059
Passcode: 60489931
Webcast: http://www.maiden.bm/news_events

A replay of the conference call will be available beginning at 11:30 a.m. ET on February 28, 2017 through 11:30 a.m. ET on March 7, 2017. To listen to the replay, please dial toll free: 1.855.859.2056 (U.S. Callers) or toll: 1.404.537.3406 (callers outside the U.S.) and enter the Passcode: 60489931; or access http://www.maiden.bm/news_events

Forward Looking Statements
This press release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions and unusual frequency of storm activity, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 as updated in periodic filings with the SEC. The Company undertakes no obligation to publicly update any forward-looking statements, except as may be required by law.

About Maiden Holdings, Ltd.
Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Through its subsidiaries, which are each A rated (excellent) by A.M. Best, the Company is focused on providing non-catastrophic, customized reinsurance products and services to small and mid-size insurance companies in the United States and Europe. As of September 30, 2016, Maiden had $6.5 billion in assets and shareholders' equity of $1.6 billion.

The Maiden Holdings, Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5006

CONTACT:
Noah Fields, Senior Vice President, Investor Relations
Maiden Holdings, Ltd.
Phone: 441.298.4927
E-mail: nfields@maiden.bm